UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2006

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 23, 2006, we entered into a Collaborative Research, Development, Commercialization and License Agreement with Ajinomoto Co., Inc. for the discovery and commercialization of novel flavor ingredients on an exclusive basis in the soup, sauce and culinary aids, and noodle product categories, and on a co-exclusive basis in the bouillon product category within Japan and other Asian markets. Under the terms of the new collaboration, Ajinomoto has agreed to pay us an upfront license fee and discovery and development funding for up to three years. In addition, we are eligible to receive milestone payments upon achievement of specific product discovery and development goals. The combined total of upfront license fees, research funding and milestone payments could exceed $8.3 million if all milestones are met. Upon commercialization, we will receive royalty payments based on sales of products containing flavor ingredients developed under the agreement. Based on Euromonitor data, our estimate of Ajinomoto’s 2004 sales in the region and product categories covered by the agreement were approximately $2.4 billion.

We intend to file the amendment with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time. The press release dated March 24, 2006 announcing our entry into the amendment and describing certain of its material terms is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits.

99.1                                Press release of Senomyx, Inc. dated March 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ HARRY LEONHARDT
Harry Leonhardt
Senior Vice President, General Counsel and Corporate Secretary

Date: March 24, 2006

INDEX TO EXHIBITS

99.1                           Press release of Senomyx, Inc. dated March 24, 2006.